SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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[	]	Definitive Proxy Statement
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[	]	Soliciting Material Under Rule 14a-12
TRI-CONTINENTAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT HEDGED PARTNERS L.P.

WESTERN INVESTMENT LLC

WESTERN INVESTMENT ACTIVISM PARTNERS LLC

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

BENCHMARK PLUS PARTNERS, L.L.C.

BENCHMARK PLUS MANAGEMENT, L.L.C.

PARADIGM PARTNERS, N.W., INC.

ARTHUR D. LIPSON

SCOTT FRANZBLAU

ROBERT FERGUSON

MICHAEL DUNMIRE

PAUL DEROSA

MARLENE A. PLUMLEE

ELYSE NAKAJIMA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment Hedged Partners L.P. (“Western Investment”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to a definitive proxy statement and accompanying proxy cards to be used in connection with the annual meeting of stockholders of Tri-Continental Corporation (the “Company”) scheduled to be held on May 4, 2006 (the “Annual Meeting”) to solicit votes for the approval of certain matters at the Annual Meeting and in support of the election of Western Investment’s slate of director nominees.

Item 1: On April 27, 2006, Western Investment issued the following press release:

FOR IMMEDIATE RELEASE

WESTERN INVESTMENT HEDGED PARTNERS L.P. RECEIVES BACKING OF GLASS, LEWIS & CO., RESPECTED PROXY ADVISORY SERVICE, IN TRI-CONTINENTAL CORPORATION (NYSE-TY) PROXY BATTLE

BOTH ISS AND GLASS LEWIS SUPPORT WESTERN INVESTMENT

NEW YORK (April 27, 2006) Western Investment Hedged Partners L.P. today announced that Glass, Lewis & Co., an influential provider of voting advisory services to major institutional investors, has recommended that its clients vote their shares of Tri-Continental Corporation (NYSE-TY) to support Western Investment’s slate of director nominees at the Tri-Continental Annual Meeting of Stockholders scheduled for May 4th.

In making its recommendation, Glass Lewis, noting the ongoing investigations of Tri-Continental being pursued by both the SEC and the New York State Attorney General’s Office, stated that the “presence of these issues suggest certain material control weaknesses within Seligman.”

Glass Lewis went on to discuss the discount to net asset value at which Tri-Continental shares have historically traded and stated that “by Seligman’s own criteria, [the discount] may be excessive and as such, in our opinion, Seligman has failed to take the necessary actions to benefit Tri-Continental shareholders.” They concluded by stating that Western Investment’s “participation will afford shareholders an independent voice with regard to the ongoing strategy and management of the fund.”

Art Lipson, of Western Investment, commented: “We are gratified that Glass Lewis has recognized the logic of our efforts. We believe that the unanimous support of both ISS and Glass Lewis in favor of our slate of three nominees is enormously significant. We expect to remain holders of Tri-Continental for a number of years, and if elected, we fully intend to work with our fellow board members to improve Tri-Continental’s performance, revamp its management and reduce the market discount to Net Asset Value to a reasonable level. Both ISS and Glass Lewis saw through Tri-Continental’s irresponsible and misleading claim that we are “out to destroy this 77 year-old” fund, and instead acknowledged that the election of our nominees would be beneficial to Tri-Continental stockholders. Do not be fooled by Tri-Continental into supporting Seligman’s failed management. Since the Annual Meeting is only days away, we are asking Tri-Continental stockholders to sign and return their GOLD proxy cards as soon as possible. They deserve the professional and responsible stockholder representation we intend to provide on the Tri-Continental board.”

We urge Tri-Continental Stockholders to sign, date and return the GOLD proxy today, voting to install three truly independent stockholder representatives to the nine-member board. The latest dated proxy each stockholder returns will be the only one counted, so even if a stockholder has already sent in a proxy to Tri-Continental, he or she has every legal right to change his or her vote and support our slate with the GOLD proxy card.

CERTAIN INFORMATION CONCERNING WESTERN INVESTMENT

Western Investment Hedged Partners L.P. ("Western Investment"), together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement (the "Proxy Statement") and accompanying proxy cards to be used, among other things, to solicit votes for the approval of certain matters at the annual meeting (the "Annual Meeting") of Tri-Continental Corporation (the "Company") scheduled for May 4, 2006 and in support of the election of the Participants' slate of director nominees at the Annual Meeting.

Western Investment advises all stockholders of the Company to read the Proxy Statement and other proxy materials relating to the Annual Meeting as they become available because they contain important information. Such proxy materials are available at no charge on the SEC's web site at http://www.sec.gov. In addition, the Participants in the solicitation will provide copies of the proxy materials, without charge, upon request. Requests for copies should be directed to the Participants' proxy solicitor, Innisfree M&A Incorporated, at its toll-free number: (877) 456-3510 or by e-mail at: mbrinn@innisfreema.com.

The Participants in the proxy solicitation are Western Investment, Western Investment LLC, Arthur D. Lipson, Western Investment Activism Partners LLC, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C., Benchmark Plus Management, L.L.C., Paradigm Partners, N.W., Inc., Scott Franzblau, Robert Ferguson, Michael Dunmire, Paul DeRosa, Marlene A. Plumlee and Elyse Nakajima (the "Participants"). Information regarding the Participants and their direct or indirect interests is available in the Schedule 13D jointly filed with the SEC on January 6, 2006, as subsequently amended on January 10, 2006, February 15, 2006 and March 3, 2006 and the Proxy Statement.

CONTACT:	Innisfree M&A Incorporated

Michael Brinn, 212-750-8253